Exhibit 99.1

Contacts:
Dan Darazsdi
+910 558 7915
dan.darazsdi@wilm.ppdi.com

Craig Eastwood
+910 558 7585
craig.eastwood@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD UPDATES 2007 FORECAST;

ISSUES FINANCIAL GUIDANCE FOR 2008

Highlights:

•	Net revenue projected to grow 20 percent in 2008

•	Discovery sciences forecast includes $40.0 million in anticipated milestones for the DPP-4 program with Takeda

•	EPS expected to grow 36 percent in 2008

WILMINGTON, NC, January 8, 2008—PPD, Inc. (Nasdaq: PPDI) today updated its existing 2007 guidance and reported its projected financial guidance for 2008.

PPD anticipates that net revenue, excluding reimbursed out-of-pocket expenses, for the full year 2007 will be in range of $1.295 to $1.310 billion, which is within its previously forecasted net revenue range. Earnings per diluted share for the fourth quarter of 2007 are expected to be in the range of $0.33 to $0.35, resulting in full year 2007 earnings per diluted share of $1.36 to $1.38, all of which are also within PPD’s previous guidance.

For 2008, net revenue, excluding reimbursed out-of-pocket expenses, is expected to be in the range of $1.535 to $1.590 billion, an increase of 20 percent compared to our revised 2007 net revenue forecast. Earnings per diluted share for the full year 2008 are expected to be in the range of $1.82 to $1.92. The quarterly 2008 earnings per diluted share are expected to be in the following ranges: Q1 - $0.42 to $0.44; Q2 - $0.39 to $0.41; Q3 - $0.42 to $0.45; Q4 - $0.59 to $0.62.

The following table shows the updated full year net revenue and earnings per diluted share guidance by segment and total company for 2007, and the projected net revenue and earnings forecast by segment and total company for 2008:

	Previous 2007 Guidance	Revised 2007 Guidance	2008 Guidance
Net revenue(1)
Development	$1,272 -$1,320	$1,275 - $1,290	$1,475 - $1,525
Discovery sciences	18 – 20	20	60 - 65

Total company	$1,290 - $1,340	$1,295 - $1,310	$1,535 - $1,590

EPS
Development	$1.48 - $1.52	$1.45 - $1.47	$1.64 – $1.72
Discovery sciences	(0.11) - (0.13)	(0.09)	0.18 – 0.20

Total company	$1.35 - $1.39	$1.36 - $1.38	$1.82 – $1.92

(1)	Net revenue in millions, excludes reimbursed out-of-pocket expenses.

The 2008 guidance for the discovery sciences segment includes two projected milestone payments from the DPP-4 collaboration with Takeda Pharmaceutical Company Limited. First, PPD anticipates that the FDA will accept the recently filed new drug application, or NDA, for Takeda’s lead DPP-4 candidate, alogliptin, in the first quarter of 2008. If this occurs, PPD will earn a $15.0 million milestone payment from Takeda. Second, PPD is forecasting the approval of the NDA for alogliptin in the fourth quarter of 2008, which would trigger a $25.0 million milestone payment from Takeda. Alogliptin, also referred to as SYR-322, is a highly selective dipeptidyl peptidase-IV inhibitor that is being developed by Takeda for the treatment of type 2 diabetes.

The effective tax rate for 2008 is projected to be in the range of 33 to 34 percent, compared to an expected rate of 34 percent for 2007.

Projected capital expenditures for 2008 are expected to be in the range of $80 to $90 million. These expenditures will be associated with facility expansions and improvements, as well as investments in information technology and new laboratory equipment.

“For 2008, we expect to see steady growth in the core development business, and plan to continue to focus our efforts on disciplined execution throughout the year,” said Fred Eshelman, chief executive officer of PPD. “We are particularly excited about the potential maturation of the DPP-4 program with Takeda. In addition, we look forward to the continued advancement of our other compound partnering arrangements and are committed to evaluating new opportunities in this area that will leverage our clinical development expertise and drive long-term shareholder value.”

Net revenue is the most directly comparable GAAP financial measure to net revenue excluding reimbursed out-of-pocket expenses. Although net revenue excluding reimbursed out-of-pocket expenses is not superior to or a substitute for GAAP net revenue, PPD excludes reimbursed out-of-pocket expenses from its forecasted net revenue because they are difficult to accurately predict and are immaterial because they do not affect operating income, net income or earnings per share. PPD further believes this non-GAAP financial information is useful to investors because it more accurately reflects the net revenue that will be generated by PPD’s services, and because it provides information for period-to-period comparisons.

PPD will conduct a live conference call and audio webcast tomorrow, January 9, 2008, at 9:00 a.m. EST to discuss 2008 financial guidance. A Q&A session will follow. To access the webcast, please visit http://www.ppdi.com and follow the directions under the Investor Presentations & Events link in the Corporate section of the PPD Web site. A replay of the webcast will be available shortly after the call. The conference call will be broadcast live over the Internet, and the live call may be accessed via the following direct dial numbers:

Participant toll free dial in: +877 644 0692

Conference ID: 27840716

PPD is a leading global contract research organization providing discovery, development and post-approval services as well as compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 30 countries and more than 10,000 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release, including the projected net revenue, earnings, milestone payments, and capital spending guidance for 2008, are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; failure or refusal of the FDA to accept or approve the NDA for alogliptin, risks associated with the development and commercialization of drugs, including earnings dilution and obtaining regulatory approvals; risks associated with and dependence on collaborative relationships; the ability to attract and retain key personnel; rapid technological advances that make our products and services less competitive; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries and academic and government-sponsored research sectors; competition within the outsourcing industry; risks associated with acquisitions and investments, such as impairments; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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